Exhibit 99.1

QHSLab (OTCQB:USAQ) Reports Strong Fiscal 2025 Results with Revenue Growth, Expanding Margins, and Significant Balance Sheet Improvement

Integrated Service Program Growth Drives Revenue Expansion and Margin Improvement

Delivering Improved Profitability and Debt Reduction in Fiscal 2025

Operational Momentum and Balance Sheet Restructuring Position Company for 2026 Growth

West Palm Beach, FL, March 31, 2026 (GLOBE NEWSWIRE) — QHSLab, Inc. (the “Company”) (OTCQB: USAQ), a digital health infrastructure company focused on enabling independent primary care practices to implement scalable population health screening and care management programs, reported financial results for the year ended December 31, 2025.

The Company’s platform helps physicians identify and manage underdiagnosed behavioral health and chronic conditions through workflow-integrated digital assessments and follow-up care activities that occur both inside and outside the traditional office visit.

Financial Highlights – Fiscal Year 2025

●	Revenue increased to $2,691,741 in 2025 compared to $2,131,926 in 2024, representing growth of approximately 26%.
●	Gross profit increased to $1,810,849 compared to $1,357,890 in the prior year.
●	Gross margin expanded to 67.3% compared to 63.7% in 2024.
●	Net income improved to $457,417 for 2025 compared to a net loss of $259,239 in 2024.
●	Interest expense declined significantly to $237,413 from $465,055 in 2024 accompanied by the restructuring and extinguishment of almost all funded debt.
●	The Company recorded a gain of approximately $1.15 million related to the extinguishment of convertible debt, strengthening the balance sheet and reducing long-term obligations.
●	Cash increased to $636,157 at year end compared to $157,168 at the end of the prior year.
●	Current liabilities were significantly reduced from approximately $2.4 million at December 31, 2024 to approximately $450,000 at December 31, 2025 following debt repurchases and restructuring.

Operational Highlights

Growth during 2025 was driven primarily by expansion of the Company’s Integrated Service Program (ISP), which provides clinical decision support, digital assessments, administrative workflow, and reimbursement support services to physician practices. ISP revenue increased 74% year-over-year to $1,121,134, reflecting continued adoption among primary care providers.

Sales of immunotherapy treatments also increased approximately 19% year-over-year, contributing to continued diversification of the Company’s revenue streams across diagnostics, therapeutics, and digital health services.

The Company continues to operate across a growing portfolio of healthcare solutions including digital health decision-support tools, allergy diagnostics and allergen immunotherapy services supporting primary care physicians managing chronic conditions such as anxiety, depression, chronic pain, allergy, and sleep disorders and also contributing new and significant revenue related to these services to their practices.

Management Commentary

Troy Grogan, President and CEO of QHSLab, commented:

“2025 marked an important year of operational progress and financial strengthening for QHSLab. We expanded revenue, improved gross margins, and significantly simplified our balance sheet through the repurchase and restructuring of legacy debt obligations. Just as importantly, we continued to see strong adoption of our Integrated Service Program among primary care providers, which we believe represents a meaningful long-term growth driver for the Company.”

“Looking ahead to 2026, our focus is on expanding our physician network through targeted hiring of sales personnel, scaling our digital health infrastructure, and continuing to position QHSLab as a trusted partner for primary care practices seeking to implement population-based screening and care management programs. With improving operating fundamentals and a stronger balance sheet, we believe the Company is well positioned to continue building long-term shareholder value.”

Key Takeaways for Investors

● Revenue growth accelerating: Total revenue increased 26% year-over-year to $2.69 million, driven primarily by strong adoption of the Integrated Service Program (ISP), which experienced revenue growth of more than 74% year-over-year.

● Margin expansion demonstrating operating leverage: Gross profit increased to $1.81 million and gross margin improved to 67.3%, reflecting a favorable shift toward higher-margin digital health services and improved cost structure.

● Transition toward profitability and scalable growth: QHSLab reported net income of $457,417 in 2025 compared to a net loss in 2024, supported by expanding digital health services, increasing physician adoption of the Company’s Integrated Service Program and a net gain on extinguishment of debt of approximately $666,000.

For additional information, including the Company’s latest corporate presentation, please visit the QHSLab investor relations website at https://www.qhslab.com/for-investors

About QHSLab

QHSLab, Inc. (OTCQB: USAQ) is a digital health infrastructure company supporting independent primary care practices through workflow-integrated digital screening, clinical decision support, and care management services. The Company’s platform is designed to help physicians identify and manage underdiagnosed behavioral health and chronic conditions while supporting reimbursable clinical activities that occur both during and outside traditional office visits. QHSLab generates revenue primarily through recurring service fees from participating medical practices. The Company also operates an allergy diagnostics and treatment service line under the AllergiEnd® brand. Learn more at www.qhslab.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

https://twitter.com/QHSLabInc